Exhibit 99.1

Envestnet Reports First Quarter 2014 Financial Results

Chicago, IL — May 8, 2014 — Envestnet (NYSE: ENV), a leading provider of unified wealth management technology and services to financial advisors, today reported financial results for its first quarter ended March 31, 2014.

Key Financial Metrics	First Quarter		%
(in millions except per share data)	2014	2013	Change

Adjusted Revenues(1)	$78.5	$46.8	68%
Adjusted EBITDA(1)	$11.8	$8.2	43%
Adjusted Net Income per Share(1)	$0.17	$0.12	42%

Financial Results for the First Quarter of 2014 Compared to the First Quarter of 2013:

•                  Adjusted Revenues(1) increased 68% to $78.5 million for the first quarter of 2014 from $46.8 million for the first quarter of 2013.

•                  Revenues from assets under management (AUM) or assets under administration (AUA) increased 85% to $67.1 million for the first quarter of 2014 from $36.3 million for the first quarter of 2013; total revenues, which include licensing and professional services fees, increased 68% to $78.5 million for the first quarter of 2014 from $46.6 million for the first quarter of 2013.

•                  Adjusted EBITDA(1) increased 43% to $11.8 million for the first quarter of 2014 compared to $8.2 million for the first quarter of 2013.

•                  Adjusted Net Income(1) was $6.3 million, or $0.17 per diluted share, for the first quarter of 2014 compared to $4.1 million, or $0.12 per diluted share, for the first quarter of 2013.

•                  Net income attributable to Envestnet, Inc. was $3.0 million, or $0.08 per diluted share, for the first quarter of 2014 compared to $0.5 million, or $0.02 per diluted share, for the first quarter of 2013.

“Envestnet enables the transformation of wealth management. We believe our leadership in wealth management technology and services is improving how wealth management is rendered, and empowering advisors to deliver better outcomes for their clients,” said Jud Bergman, Chairman and CEO.

“Our first quarter results reflect growing adoption from advisors, and the effects of WMS, as we grew revenue and adjusted EBITDA by 68 percent and 43 percent, respectively, compared to last year. We believe Envestnet remains well positioned to deliver meaningful growth in 2014 and beyond,” concluded Mr. Bergman.

Key Operating Metrics (AUM/A Only) as of and for the Quarter Ended March 31, 2014:

•                  Assets: $196.1 billion, up 79% from March 31, 2013

•                  Accounts: 792,591, up 65% from March 31, 2013

•                  Advisors: 24,369, up 48% from March 31, 2013

•                  Gross sales: $26.0 billion, resulting in net flows of $16.0 billion

The following table summarizes the changes in AUM and AUA for the quarter ended March 31, 2014:

In Millions Except Account Data	12/31/13	Gross Sales	Redemptions	Net Flows	Market Impact	3/31/14

Assets under Management (AUM)	$45,706	$6,156	$(2,909)	$3,247	$430	$49,383
Assets under Administration (AUA)	132,215	19,889	(7,133)	12,756	1,777	146,748
Total AUM/A	$177,921	$26,045	$(10,042)	$16,003	$2,207	$196,131
Fee-Based Accounts	735,845	84,890	(28,144)	56,746		792,591

During the first quarter, the Company added $8.4 billion of conversions included in the above AUM/A gross sales figures, and an additional $5.1 billion of conversions in Licensing.

Review of First Quarter 2014 Financial Results

Adjusted revenues increased 68% to $78.5 million for the first quarter of 2014 from $46.8 million for the first quarter of 2013. The increase was primarily due to an 85% increase in revenues from AUM or AUA to $67.1 million from $36.3 million in the prior year period. Revenue from Prudential’s Wealth Management Solutions (“WMS”) business, acquired by the Company in July 2013, is included for the entire first quarter of 2014.

Total operating expenses in the first quarter of 2014 increased 62% to $74.5 million from $46.0 million in the prior year period. Cost of revenues increased 105% to $34.4 million in the first quarter of 2014 from $16.8 million in the first quarter of 2013 due to the increase in revenue from AUM or AUA and additional cost attributable to WMS revenues, which have a higher cost profile than the Company’s non-WMS business. Compensation and benefits increased 36% to $23.5 million in the first quarter of 2014 from $17.2 million in the prior year period due to higher personnel cost from WMS, as well as higher non-cash compensation expense. General and administration expenses increased 37% to $12.2 million in the first quarter of 2014 from $8.9 million in the prior year period, primarily due to WMS.

Income from operations was $4.1 million for the first quarter of 2014 compared to $0.6 million for the first quarter of 2013. Net income attributable to Envestnet, Inc. was $3.0 million, or $0.08 per diluted share, for the first quarter of 2014 compared to $0.6 million, or $0.02 per diluted share, for the first quarter of 2013. Adjusted EBITDA(1) in the first quarter of 2014 was $11.8 million, compared to $8.2 million in the prior year period. Adjusted Net Income(1) was $6.3 million, compared to $4.1 million in the first quarter of 2013. Adjusted Net Income Per Share(1) was $0.17, compared to $0.12 in the first quarter of 2013.

At March 31, 2014, the Company had $52.6 million in cash and cash equivalents with no debt.

Conference Call

The Company will host a conference call to discuss first quarter 2014 financial results today at 5:00 p.m. ET. The live webcast can be accessed from the Company’s investor relations website at http://ir.envestnet.com/. The conference call can also be accessed live over the phone by dialing (877) 741-4253, or (719) 325-4790 for international callers. A replay will be available beginning one hour after the call and can be accessed from the Company’s investor relations website, or by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 7095239. The dial-in replay will be available for one week and the webcast replay will be available for one month following the date of the conference call.

About Envestnet

Envestnet, Inc. (NYSE:ENV) is a leading provider of unified wealth management technology and services to investment advisors. Its open-architecture platforms unify and fortify the wealth management process, delivering unparalleled flexibility, accuracy, performance and value. Envestnet solutions enable the transformation of wealth management into a transparent, independent, objective and fully-aligned standard of care, and empower advisors to deliver better results.

Envestnet’s Advisor Suite® software empowers financial advisors to better manage client outcomes and strengthen their practice. Envestnet provides institutional-quality research and advanced portfolio solutions through its Portfolio Management Consultants group, Envestnet | PMC®. Envestnet | TamaracTM provides leading rebalancing, reporting and practice management software. For more information on Envestnet, please visit www.envestnet.com.

(1) Non-GAAP Financial Measures

“Adjusted revenues” exclude the effect of purchase accounting on the fair value of acquired deferred revenue.  Under GAAP, we record at fair value the acquired deferred revenue for contracts in effect at the time the entities were acquired.  Consequently, revenue related to acquired entities for periods subsequent to the acquisition does not reflect the full amount of revenue that would have been recorded by these entities had they remained stand-alone entities.

“Adjusted EBITDA” represents net income before deferred revenue fair value adjustment, interest income, imputed interest on contingent consideration, income tax provision, depreciation and amortization, non-cash compensation expense, restructuring charges and transaction costs, re-audit related expenses, severance, litigation related expense and pre-tax loss attributable to non-controlling interest.

“Adjusted net income” represents net income before deferred revenue fair value adjustment, imputed interest on contingent consideration, non-cash compensation expense, restructuring charges and transaction costs, re-audit related expenses, severance, amortization of acquired intangibles, litigation related expense and net loss attributable to non-controlling interest. Reconciling items are tax effected using the income tax rates noted in the reconciliation table found in this release.

“Adjusted net income per share” represents adjusted net income divided by the diluted number of weighted-average shares outstanding.

See reconciliation of Non-GAAP Financial Measures at the end of this press release. These measures should not be viewed as a substitute for revenues, net income or net income per share determined in accordance with United States generally accepted accounting principles (GAAP).

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release and its attachments concerning, among other things, Envestnet, Inc.’s (the “Company”) expected financial performance and outlook, its strategic operational plans and growth strategy are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements.  Furthermore, reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release include, but are not limited to, difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, fluctuations in the Company’s revenue, the concentration of nearly all of the Company’s revenues from the delivery of investment solutions and services to clients in the financial advisory industry, the Company’s reliance on a limited number of clients for a material portion of its revenue, the renegotiation of fee percentages or termination of the Company’s services by its clients, the Company’s ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies, the impact of market and economic conditions on the Company’s revenues, compliance failures, regulatory actions against the Company, the failure to protect the Company’s intellectual property rights, the Company’s inability to successfully execute the conversion of its clients’ assets from their technology platform to the Company’s technology platform in a timely and accurate manner, general economic conditions, changes to the Company’s previously reported financial information as a result of audit, political and regulatory conditions, as well as management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of May 8, 2014 and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Contacts
Investor Relations	Media Relations
investor.relations@envestnet.com	mediarelations@envestnet.com
(312) 827-3940

Envestnet, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$52,629	$49,942
Fees receivable, net	21,976	19,848
Deferred tax assets, net	2,462	2,462
Prepaid expenses and other current assets	7,278	7,155
Total current assets	84,345	79,407

Property and equipment, net	13,279	12,766
Internally developed software, net	6,111	5,740
Intangible assets, net	33,254	35,698
Goodwill	74,335	74,335
Deferred tax assets, net	8,367	8,367
Other non-current assets	5,213	4,929
Total assets	$224,904	$221,242

Liabilities and Equity
Current liabilities:
Accrued expenses	$31,542	$35,242
Accounts payable	6,797	5,528
Contingent consideration	5,864	6,008
Deferred revenue	6,011	6,245
Total current liabilities	50,214	53,023

Contingent consideration	11,573	11,297
Deferred revenue	2,473	1,148
Deferred rent	2,219	2,051
Lease incentive	3,282	3,547
Other non-current liabilities	2,421	2,404
Total liabilities	72,182	73,470

Equity:
Stockholders’ equity	152,564	147,772
Non-controlling interest	158	—
Total liabilities and equity	$224,904	$221,242

Envestnet, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended
	March 31,
	2014	2013

Revenues:
Assets under management or administration	$67,081	$36,336
Licensing and professional services	11,458	10,289
Total revenues	78,539	46,625

Operating expenses:
Cost of revenues	34,437	16,808
Compensation and benefits	23,459	17,218
General and administration	12,150	8,893
Depreciation and amortization	4,422	3,118
Total operating expenses	74,468	46,037

Income from operations	4,071	588
Other income	81	5
Income before income tax provision	4,152	593

Income tax provision	1,284	52

Net income	2,868	541

Add: Net loss attributable to non-controlling interest	126	—
Net income attributable to Envestnet, Inc.	$2,994	$541

Net income per share attributable to Envestnet, Inc.:
Basic	$0.09	$0.02

Diluted	$0.08	$0.02

Weighted average common shares outstanding:
Basic	34,115,444	32,374,976

Diluted	36,558,983	34,269,939

Envestnet, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2014	2013

OPERATING ACTIVITIES:
Net income	$2,868	$541
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,422	3,118
Deferred rent and lease incentive	(97)	20
Provision for doubtful accounts	—	60
Deferred income taxes	—	(570)
Stock-based compensation	2,568	2,306
Excess tax benefits from stock-based compensation	—	(160)
Imputed interest expense	412	—
Changes in operating assets and liabilities, net of acquisitions:
Fees receivable	(2,128)	(1,683)
Prepaid expenses and other current assets	(123)	(169)
Other non-current assets	(284)	(241)
Accrued expenses	(3,700)	260
Accounts payable	1,269	(122)
Deferred revenue	1,091	461
Other non-current liabilities	21	(66)
Net cash provided by operating activities	6,319	3,755

INVESTING ACTIVITIES:
Purchases of property and equipment	(2,002)	(605)
Capitalization of internally developed software	(860)	(765)
Net cash used in investing activities	(2,862)	(1,370)

FINANCING ACTIVITIES:
Proceeds from exercise of stock options	839	56
Purchase of treasury stock for stock-based minimum tax withholdings	(1,609)	(366)
Excess tax benefits from stock-based compensation	—	160
Net cash used in financing activities	(770)	(150)

INCREASE IN CASH AND CASH EQUIVALENTS	2,687	2,235

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	49,942	29,983

CASH AND CASH EQUIVALENTS, END OF PERIOD	$52,629	$32,218

Envestnet, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended
	March 31,
	2014	2013

Revenues	$78,539	$46,625
Deferred revenue fair value adjustment	—	137
Adjusted revenues	$78,539	$46,762

Net income	$2,868	$541
Add (deduct):
Deferred revenue fair value adjustment	—	137
Interest income	(81)	(5)
Imputed interest expense on contingent consideration	412	—
Income tax provision	1,284	52
Depreciation and amortization	4,422	3,118
Non-cash compensation expense	2,568	2,487
Restructuring charges and transaction costs	104	350
Re-audit related expenses	—	1,333
Severance	4	187
Litigation related expense	—	7
Pre-tax loss attributable to non-controlling interest	190	—
Adjusted EBITDA	$11,771	$8,207

Net income	$2,868	$541
Add:
Deferred revenue fair value adjustment	—	79
Imputed interest expense on contingent consideration	247	—
Non-cash compensation expense	1,541	1,443
Restructuring charges and transaction costs	62	203
Re-audit related expenses	—	773
Severance	2	109
Amortization of acquired intangibles	1,467	919
Litigation related expense	—	4
Net loss attributable to non-controlling interest	114	—
Adjusted net income	$6,301	$4,071

Diluted number of weighted-average shares outstanding	36,558,983	34,269,939

Adjusted net income per share - diluted	$0.17	$0.12

Note:	Adjustments, excluding non-deductible transaction costs, are tax effected using an income tax rate of 40.0% and 42.0% for 2014 and 2013, respectively.

Envestnet, Inc.

Historical Assets, Accounts and Advisors

(in millions, except account and advisor data)

(Unaudited)

	As of
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014

Platform Assets
Assets Under Management (AUM)	$34,870	$38,705	$41,932	$45,706	$49,383
Assets Under Administration (AUA)	74,839	85,601	118,228	132,215	146,748
Subtotal AUM/A	109,709	124,306	160,160	177,921	196,131
Licensing	295,330	302,604	326,567	358,919	376,341
Total Platform Assets	$405,039	$426,910	$486,727	$536,840	$572,472

Platform Accounts
AUM	167,167	190,883	200,648	211,039	226,452
AUA	311,884	357,283	456,461	524,806	566,139
Subtotal AUM/A	479,051	548,166	657,109	735,845	792,591
Licensing	1,289,491	1,365,773	1,425,102	1,508,254	1,559,188
Total Platform Accounts	1,768,542	1,913,939	2,082,211	2,244,099	2,351,779

Advisors
AUM/A	16,419	18,154	21,759	22,838	24,369
Licensing	6,970	7,261	7,511	7,794	8,025
Total Advisors	23,389	25,415	29,270	30,632	32,394

Note:	AUM/A metrics include WMS, which added approximately $25 billion in assets, 86,000 accounts and 3,100 advisors as of July 1, 2013.